United States Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Report): March 29, 2013 (March 25, 2013)
XHIBIT CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-52678 (Commission File Number)	20-0853320 (IRS Employer Identification No.)
80 E. Rio Salado Parkway, Suite 115, Tempe, AZ 85281
 (Address of principal executive offices) (Zip Code)

(602) 281-3554
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 25, 2013, the Board of Directors of Xhibit Corp. (the “Registrant”) appointed James D. Staudohar as a director to serve on the Board until his successor has been elected at the next annual meeting of the Registrant’s shareholders or until his earlier resignation, removal, or death. Mr. Staudohar has not been appointed to any committees of the Board as the Board does not presently have any committees.

Mr. Staudohar has over 45 years of experience in financial management, strategic planning and managing rapid growth organizations. Since 2003, Mr. Staudohar has served as President of Lakeview Enterprises, LLC, providing business advisory and consulting services to companies throughout the Phoenix metropolitan area. From 2007 to 2009, Mr. Staudohar served as the Chief Financial Officer and as a director of Veritest International Corporation, a startup company that raised approximately $2.8 million dollars for the development of a drug screening device. From 1994 to 2002, Mr. Staudohar served as Vice Chairman and Chief Financial Officer of RSI Enterprises, Inc., a multi-million dollar asset recovery business located in Phoenix, Arizona Prior to 1994, Mr. Staudohar held a number of financial positions, including serving as Vice President and Corporate Controller of Modern Merchandising, Inc. from 1981 until its acquisition by Best Products, Inc. in 1983, when Mr. Staudohar was promoted to Chief Financial Officer and Senior Vice President of Best Products, a $3 billion retail organization, positions he held until 1989. Mr. Staudohar also served from 1973-1981 as Vice President and Controller of B. Dalton Bookseller during a period when the retail chain grew from 66 to 650 stores.

In addition to his financial experience, Mr. Staudohar has served on the Board of Directors, as Chair of the Audit Committee, and as a member of the Compensation Committee of Iveda Solutions, Inc. (OTCBB:IVDA) since January 2010. Mr. Staudohar previously served on the Board of Directors of Smith & Wesson Holding Corporation, the publicly traded parent company of the gun manufacturer from 2002 to 2004. He also served as the Chair of Smith & Wesson's Audit Committee and as a member of the Nominating Committee. Mr. Staudohar previously served on the Board of Directors and on multiple committees of the Phoenix Sister Cities Commission, a not for profit company. Mr. Staudohar holds a B.A. from the University of Minnesota. Among other professional experiences, qualifications and skills, Mr. Staudohar’s knowledge and understanding of the capital markets and his in-depth experience in corporate finance and business management will provide valuable assistance to the Company in oversight of financial management, internal controls, and strategic planning.

Neither the Registrant nor any of its subsidiaries has entered into any transactions with Mr. Staudohar described in Item 404(a) of Regulation S-K.  Mr. Staudohar was not appointed pursuant to any arrangement or understanding between Mr. Staudohar and any other person.

In connection with Mr. Staudohar’s appointment to the Board, the Registrant did not enter into or materially amend any plan, contract, or arrangement that Mr. Staudohar will participate in as a director of the Registrant.  Mr. Staudohar will be compensated for his service on the Board in the same manner as other non-employee members of the Board, which presently consists solely of grants of stock options and payment of $1,000 per in person Board meeting attended, and $500 per phone meeting. The Board intends to grant options to purchase 50,000 shares of common stock to Mr. Staudohar in the near future.

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 29, 2013

Xhibit Corp., a Nevada corporation

By:      /s/ Michael J. Schifsky, CFO
Michael J. Schifsky, CFO